Exhibit 3.1

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ELEVATE CREDIT, INC.

1. The name of the corporation is Elevate Credit, Inc. (the “Corporation”).

2. The address of the registered office of the Corporation in the State of Delaware is 108 Lakeland Ave., Kent County, Dover, Delaware 19901. The name of the registered agent of the Corporation at such address is Capital Services, Inc.

3. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4. The total number of shares of stock which the Corporation is authorized to issue is Five Thousand (5,000) shares. All shares shall be Common Stock par value $0.001 per share and are to be of one class.

5. The Corporation is to have perpetual existence.

6. In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, adopt, alter, amend or repeal the By-laws of the corporation.

7. Meetings of the stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors of the Corporation or in the By-laws of the Corporation. Elections of directors of the Corporation need not be by written ballot unless the By-laws of the Corporation shall so provide.

8. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation.

9.

a. To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, no current or former director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

b. The Corporation shall indemnify, to the fullest extent permitted by applicable law, any current or former director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding; provided, however, that the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person (other than a Proceeding to enforce rights to indemnification granted by the Corporation hereunder or elsewhere) only if the Proceeding was authorized by the Board of Directors.

c. The Corporation shall have the power to indemnify, to the fullest extent permitted by applicable law, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

d. Neither any amendment nor repeal of this Section 9, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Section 9, shall eliminate or reduce the effect of this Section 9 in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for this Section 9, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.